EXHIBIT  99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE


NYMAGIC, INC. REINSTATES DIVIDEND AND APPOINTS A NEW INDEPENDENT DIRECTOR

New York, March 13, 2003. The Board of Directors of NYMAGIC, INC. (NYSE: NYM) announced today that it has declared a dividend to shareholders of six cents per share, payable on April 8, 2003, to shareholders of record on March 31, 2003.

The Board of Directors also appointed John T. Baily as an additional director and expanded the board membership to twelve directors.

Mr. Baily was the National Insurance Chairman of Coopers & Lybrand from 1986-1996 and a member of Coopers' International Insurance Industry Committee from 1984-1998. Mr. Baily had considerable experience in auditing property and casualty insurance companies during his distinguished accounting career. Upon his retirement from PricewaterhouseCoopers, Mr. Baily served as President of Swiss Re Capital Partners from 1999-2002.

George R. Trumbull, Chairman and Chief Executive Officer, commented, "We are pleased with the announcement that our Company is again in a position to pay a dividend to shareholders. This represents another important step in the road to recovery for our Company and in delivering value to our shareholders."

Mr. Trumbull further said, "We welcome John Baily as a tremendous addition to our board. John brings to our Company many years of insurance industry experience and will further expand the knowledge and breadth of our board."

     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

      Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance and the Company's ability to pay dividends in 2003 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the value of the Company's

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                                                                    EXHIBIT 99.1


investment portfolio, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.


     CONTACT:                  GEORGE R. TRUMBULL
                               NYMAGIC. INC.
                               (212) 551-0610





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